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                                                                    EXHIBIT 99.1

PSB GROUP, INC. RESTATES SECOND-QUARTER EARNINGS

Madison Heights, MI. August 14, 2007 - PSB Group, Inc., (OTCBB: PSBG), the bank holding company for Peoples State Bank, a Michigan state-chartered bank with offices in Wayne, Oakland, Macomb and Genesee Counties, today announced a restatement of second-quarter 2007 earnings, necessitated by an increase in the loan loss reserve of $1,500,000. The increase is due to an in-depth review of credits related to housing and construction loans. Michigan has had a negative change in the residential market that has had an impact on all sectors, from sales of existing homes to construction of new homes. Results for the second quarter of 2007 now reflect a net loss of $339,000, or ($.11) per average outstanding share, compared to net income of $938,000, or $.31 per average outstanding share in the second quarter of 2006. Earnings to date for 2007 now total $563,000 or $.18 per average share outstanding at June 30, 2007, compared to $1,673,000 or $.55 per average share outstanding at June 30, 2006.

     Total assets as of June 30, 2007 were $507,456,000 compared to $500,795,000 on June 30, 2006. The lending portfolio totaled $417,296,000 as of June 30, 2007 compared to $380,838,000 at June 30, 2006, a 10% increase in loans. Deposits reached $453,399,000 on June 30, 2007 compared to $447,007,000 at the same time in 2006.

     PSB Group, Inc. is a registered holding company. Its primary subsidiary, Peoples State Bank, currently serves the southeastern Michigan area with 12 full-service banking offices in Farmington Hills, Fenton, Grosse Pointe Woods, Hamtramck, Madison Heights, St. Clair Shores, Southfield, Sterling Heights, Troy and Warren. The bank has operated continuously under local ownership and management since it first opened for business in 1909.

     Universal Mortgage Corporation, a wholly-owned subsidiary of Peoples State Bank, originates residential mortgage loans in the southeastern Michigan area.

Contact: David A. Wilson
         Senior Vice President & CFO
        (248) 548-2900


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